Exhibit (a)(1)(I)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE
NOTICE OF WITHDRAWAL UNDER THE OPTION EXCHANGE PROGRAM

Date:
To:
From:	Endwave Corporation
Re:	Rejected Notice of Withdrawal Under Option Exchange Program
Unfortunately, your Notice of Withdrawal regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Endwave so that it is received before 5:00 p.m., Pacific Time, on September 9, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Endwave Corporation
130 Baytech Drive
San Jose, California 95134
Attention: Curt Sacks
Phone: (408) 522-3127

By Facsimile
Endwave Corporation
Attention: Curt Sacks
Facsimile: (408) 522-3197

By Hand or Interoffice Mail
Attention: Curt Sacks

By Email
curt.sacks@endwave.com
If we do not receive an properly completed and signed Notice of Withdrawal from you before the deadline for the Option Exchange Program, all eligible option grants currently tendered by you will be cancelled for exchange.
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Curt Sacks at 130 Baytech Drive, San Jose, California, 95134, or by calling (408) 522-3127 or sending an email to curt.sacks@endwave.com.